Exhibit 99.7

February 25, 2025

Via EDGAR

Division of Corporate Finance

Office of Technology

Securities and Exchange Commission

Washington, D.C. 20549

Re:	GIBO Holdings Ltd.
Registration Statement on Form F-4
(CIK No. 0002034520)
Representations Pursuant to Instruction 2 to Item 8.A.4 of Form 20-F

To Whom It May Concern:

The undersigned, GIBO Holdings Limited, a foreign private issuer organized under the laws of the Cayman Islands (the “Company”), is submitting this letter to the U.S. Securities and Exchange Commission (the “Commission”) in connection with the Company’s above-mentioned registration statement on Form F-4 (the “Registration Statement”) relating to the Business Combination (as defined below) contemplated by a business combination agreement dated August 5, 2024 (the “Business Combination Agreement”), by and among the Company, Bukit Jalil Global Acquisition 1 Ltd. (“BUJA”), GIBO Merger Sub 1 Limited, a Cayman Islands exempted company limited by shares (“Merger Sub I”), GIBO Merger Sub 2 Limited, a Cayman Islands exempted company limited by shares (“Merger Sub II”), and Global IBO Group Ltd., a Cayman Islands exempted company limited by shares (“GIBO”), pursuant to which, among other things, (i) Merger Sub I will merge with and into GIBO, with GIBO as the surviving entity and a wholly-owned subsidiary of the Company (the “First Merger”), and (ii) following the First Merger, Merger Sub II will merge with and into BUJA, with BUJA as the surviving entity and a wholly-owned subsidiary of the Company (the “Second Merger,” and together with the First Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

The Company has included in the Registration Statement the audited consolidated financial statements of GIBO as of December 31, 2022 and 2023 and for each of the two years ended December 31, 2022 and 2023, and unaudited interim consolidated financial statements as of June 30, 2024 and for the six-month periods ended June 30, 2024, in each case prepared in accordance with the Generally Accepted Accounting Principles in the United States.

Item 8.A.4 of Form 20-F states that in the case of a company’s initial public offering, the registration statement on Form F-4 must contain audited financial statements of a date not older than 12 months from the date of the offering unless a representation is made pursuant to Instruction 2 to Item 8.A.4. The Company is making this representation pursuant to Instruction 2 to Item 8.A.4, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents that:

1. The Company and GIBO are not currently public reporting companies in any jurisdiction and are not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than 12 months from the date of filing the Registration Statement.

2. Compliance with the requirement in Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company and GIBO.

3. At the time the Registration Statement is declared effective, the Company’s Registration Statement will have audited financial statements of GIBO not older than fifteen months.

The Company is filing this representation as an exhibit to the Registration Statement on Form F-4 pursuant to Instruction 2 to Item 8.A.4.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this representation as of the date first above written.

Sincerely,

/s/ Chun Yen "Dereck" Lim
Name: Chun Yen “Dereck” Lim
Title: Sole Director